NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES APPOINTMENT OF NEW DIRECTOR

NEW YORK, NEW YORK (November 14, 2012) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced that at its Board of Directors meeting held yesterday, John J. Kirby, Jr. was elected a Director by the Board. Mr. Kirby is a retired partner of Latham & Watkins, LLP and was head of litigation of that firm’s New York office.  Frederick M. Danziger, Griffin’s Chairman and Chief Executive Officer commented, “I worked with John for many years as a lawyer and always found him to have a thoughtful and insightful approach.  I am sure he will be a strong addition to our Board.”  The election of Mr. Kirby increases the size of Griffin’s Board to seven members.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, Inc., its landscape nursery business. Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including Griffin’s expectations regarding the new director. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to statements that are not historical facts. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 3, 2011. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.